EXHIBIT 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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October 24, 2017	BRUSSELS
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Sierra Wireless, Inc.

13881 Wireless Way

Richmond, British Columbia, Canada

V6V 3A4

Ladies and Gentlemen:

We have acted as special U.S. counsel to Sierra Wireless, Inc., a Canadian corporation (“SWI”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 2, 2017, by and among SWI, Wireless Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of SWI (“Merger Sub”), and Numerex Corp. (“Numerex”), a Pennsylvania corporation, pursuant to which Merger Sub will merge with and into Numerex, as a result of which Numerex will become a direct, wholly-owned subsidiary of SWI (the “Merger”). At your request, and in connection with SWI’s Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2017 (File No. 333-220512), as amended and supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) as to whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Sierra Wireless, Inc.

October 24, 2017

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by SWI and Numerex, including those set forth in letters dated as of the date hereof from an officer of each of SWI and Numerex (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.3(e) of the Merger Agreement on the Closing Date. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing truth, correctness and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by SWI and Numerex, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement or in any other document. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “The Merger Proposal- U.S. Federal Income Tax Consequences,” we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Sierra Wireless, Inc.

October 24, 2017

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto. Our Opinion has been prepared solely for you in connection with Merger and the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP